Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
DEC 28, 2007 AND SEP 30, 2007
(In Thousands)

	DEC 28, 2007	SEP 30, 2007
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	7,264	6,185
Inventories	3,770	3,326
Deferred Income Taxes	760	640
Other Current Assets	42	75

Total Current Assets	11,836	10,226

Net Fixed Assets	1,598	1,603
Other Non-Current Assets	13	16

TOTAL ASSETS	13,447	11,845

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	2,680	1,325
Accounts Payable	4,833	4,937
Accrued Payroll and Related Taxes	467	628
Other Accrued Expenses	440	366

Total Current Liabilities	8,420	7,256

Long Term Debt	348	426

TOTAL LIABILITIES	8,768	7,682

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding - 8,703,243 shares
Common stock, par value $.01 per share	87	87
Treasury Shares at Cost (412,873 shares)	(223)	(223)
Additional Paid-in Capital	38,889	38,794
Retained Earnings	(34,074)	(34,495)

TOTAL SHAREHOLDER’S EQUITY	4,679	4,163

	13,447	11,845

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD DEC 28, 2007 AND DEC 29, 2006
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 28, 2007	DEC 29, 2006	DEC 28, 2007	DEC 29, 2006
Sales	11,160	9,246	11,160	9,246
Cost of Sales	10,013	9,038	10,013	9,038

Gross Profit	1,147	208	1,147	208

Less: Operating Expenses
Selling & G&A	754	607	754	607
Restructuring	0	0	0	0

Total Operating Expenses	754	607	754	607

Operating Profit	393	(399)	393	(399)

Interest and Financing Expense	(93)	(124)	(93)	(124)
Profit (Loss) on Sale of Assets	0	0	0	0
Other Income (Expense)	0	(50)	0	(50)

Net Income before Income Taxes	300	(573)	300	(573)

Provision for /(benefit from)Income Tax	(120)	3	(120)	3

Net Income	420	(576)	420	(576)